US Ecology Announces Third Quarter 2014 Results

Raises Guidance on Stronger Than Expected Third Quarter Performance; Full Year 2014 Earnings Guidance Increased to $1.92 to $1.97 per Diluted Share

BOISE, ID -- (Marketwired - November 05, 2014) - US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported financial results for the quarter and nine-months ended September 30, 2014. Results for the third quarter of 2014 include a full quarter of operations of EQ Holdings, Inc. ("EQ"), acquired on June 17, 2014.

For the third quarter of 2014, net income was $13.3 million, or $0.61 per diluted share, up from $10.3 million, or $0.56 per diluted share, in the third quarter of 2013. Excluding foreign currency translation losses and business development expenses, adjusted earnings per diluted share grew to $0.65 in the third quarter of 2014, up from $0.53 in the third quarter of 2013. Total shares outstanding were 21.7 million at September 30, 2014 and includes 3.0 million shares issued in December 2013.

Operating income for the third quarter of 2014 was $26.8 million, up from $15.5 million in the third quarter last year. Adjusted EBITDA for the third quarter of 2014 was $40.5 million, up from $20.1 million in the same period last year. A reconciliation of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA is attached as Exhibit A to this release.

Total revenue for the third quarter of 2014 was $170.9 million (including $111.3 million in revenue from EQ), up from $53.1 million in the third quarter of 2013.

Consolidated interest expense for the third quarter of 2014 was $4.5 million, up from $208,000 in the third quarter of 2013, reflecting interest expense on borrowings under the Company's credit facility to fund the EQ acquisition.

The Company's consolidated effective income tax rate for the third quarter of 2014 was 38.7%, up from 35.7% for the third quarter of 2013. This increase primarily reflects non-deductible business development expenses associated with the EQ acquisition, partially offset by a higher proportion of earnings from our Canadian operations, which are taxed at a lower corporate tax rate.

"Strong execution across US Ecology's facilities, including the acquired EQ operations, delivered better than anticipated quarterly results," commented President and Chief Executive Officer, Jeff Feeler. "In the legacy US Ecology business, continued strength in project-based Event Business and solid growth in our recurring Base Business drove year-over-year organic growth. The acquired EQ business performed consistent with expectations in aggregate in this seasonally high point of the year; fueled by strength in the environmental services group. All in, I cannot be more pleased with the collective effort of the team in this first full quarter of the combined company. We look forward to leveraging this unique combination of high quality treatment and disposal assets and complementary services provided by the acquisition of EQ."

Legacy US Ecology Results

To assist in comparing current quarterly results with the prior year the following table presents the impact of the acquired EQ operations on consolidated results for the third quarter of 2014 along with a comparison of legacy US Ecology operations for the third quarters of 2014 and 2013:

                              US Ecology, Inc.
                    Consolidating Financial Information
                                (unaudited)

                                                      Three Months
                                                          Ended
                     Three Months Ended September 30,   September
                                   2014                 30, 2013
                    --------------------------------- ------------

                                  Acquired
                                     EQ                                %
amounts in          Consolidated Operations Legacy US Consolidated Increase
 thousands               (1)         (2)     Ecology       (3)        (4)
                    ------------ ---------- --------- ------------ --------
Revenue             $    170,894 $  111,326 $  59,568 $     53,090       12%
Direct operating
 costs                    91,939     68,975    22,964       20,902       10%
Transportation
 costs                    26,292     13,683    12,609       10,568       19%
                    ------------ ---------- --------- ------------ --------

Gross profit              52,663     28,668    23,995       21,620       11%

Selling, general
 and administrative
 expenses                 25,829     18,214     7,615        6,108       25%
                    ------------ ---------- --------- ------------ --------
Operating income    $     26,834 $   10,454 $  16,380 $     15,512        6%
                    ============ ========== ========= ============ ========

(1) Total consolidated results which include legacy US Ecology and EQ operations which were acquired on June 17, 2014
(2) Represents results of the acquired EQ operations acquired on June 17,
    2014
(3) Consolidated include only legacy US Ecology operations as EQ was acquired June 17, 2014
(4) % change in legacy US Ecology business from the third quarter of 2013 to the third quarter of 2014

Legacy US Ecology revenue for the third quarter of 2014 was $59.6 million, up 12% from $53.1 million in the same quarter last year. Treatment and disposal ("T&D") revenue increased 11% from the same period in the prior year, reflecting a 10% increase in Base Business and an 11% increase in project-based Event Business.

Quarterly waste volume disposed or processed was 283,000 tons in the third quarter of 2014 for the legacy US Ecology business, up 6% from 266,000 tons in the third quarter of 2013. Average selling price ("ASP") for the third quarter of 2014 increased 5% compared to the same quarter last year on a more favorable service mix.

For the third quarter of 2014, legacy US Ecology gross profit was $24.0 million, up 11% from $21.6 million in the third quarter of 2013. Total gross margin for the legacy US Ecology business was 40% for the third quarter of 2014, compared with 41% for the same quarter last year. T&D gross margin for the legacy US Ecology business was 51% for both the third quarter of 2014 and 2013.

Selling, general and administrative ("SG&A") expense for the third quarter of 2014 was $7.6 million compared with $6.1 million in the same quarter last. The increase was primarily due to higher labor costs, variable incentive compensation and business development expenses.

Year-To-Date Results

Total revenue for the first nine months of 2014 was $290.3 million (including $125.9 million in revenue from EQ) up from $141.8 million for the first nine months of 2013. T&D revenue (excluding EQ) increased 15% for the first nine months of 2014 compared to the first nine months of 2013, reflecting a 31% increase in project-based Event Business. Recurring Base Business revenue (excluding EQ) for the first nine months of 2014 increased 5% compared to the first nine months of 2013. Transportation revenue (excluding EQ) increased 19% for the first nine months of 2014 compared to the first nine months of 2013.

Total waste volume disposed or processed was 867,000 tons (excluding EQ) in the first nine months of 2014, up 17% from 742,000 tons in the first nine months of 2013. Average selling price ("ASP") for the first nine months of 2014 (excluding EQ) was unchanged compared to the same period last year.

Gross profit for the first nine months of 2014 was $100.1 million (including $32.7 million from EQ) up from $55.9 million for the first nine months of 2013. Total gross margin (excluding EQ) was 41% for the first nine months of 2014, compared with 39% for the first nine months of 2013. T&D gross margin (excluding EQ) for the first nine months of 2014 was 50%, up from 47% for the first nine months of 2013.

SG&A expense for the first nine months of 2014 was $46.7 million (including $20.7 million from EQ) compared with $18.4 million for the first nine months of 2013. SG&A expense for the first nine months of 2014 includes $5.6 million of business development expenses on the EQ acquisition. The remaining increase reflects higher labor costs and variable incentive compensation and other administrative expenses supporting increased business activity.

Operating income increased for the first nine months of 2014 to $53.3 million, up from $37.6 million for the same period last year. Operating income for the first nine months of 2014 includes $5.6 million of EQ acquisition costs.

Interest expense for the first nine months of 2014 was $5.5 million, up from $651,000 for the first nine months of 2013, primarily reflecting interest expense on borrowings under the Company's credit facility to fund the EQ acquisition.

Adjusted EBITDA for the first nine months of 2014 was $77.9 million, up from $51.0 million for the same period last year. A reconciliation of net income to adjusted EBITDA is attached as Exhibit A to this release.

The Company's effective income tax rate for the first nine months of 2014 was 37.7%, up from 35.8% for the first nine months of 2013. This increase reflects non-deductible business development expenses for the EQ acquisition, partially offset by a higher proportion of earnings from our Canadian operations which are taxed at a lower corporate tax rate.

Net income for the first nine months of 2014 was $29.6 million, or $1.37 per diluted share, up from $22.9 million, or $1.24 per diluted share, for the first nine months of 2013. We estimate that EQ contributed approximately $0.19 of earnings per share since its acquisition in June. Excluding foreign currency translation losses and business development expenses, adjusted earnings per diluted share grew 24% to $1.60 for the first nine months of 2014, up from $1.29 for the first nine months of 2013. A reconciliation of earnings per diluted share to adjusted earnings per diluted share is attached as Exhibit A to this release.

2014 Outlook

"Based on better than expected performance in the third quarter and our current outlook for the fourth quarter, we are increasing our full year adjusted earnings per share guidance to $1.92 to $1.97 per share and adjusted EBITDA of $110 million to $115 million," commented Feeler. "This is up from our previous guidance of $1.70 to $1.80 per share of adjusted diluted earnings and $100 to $110 million of adjusted EBITDA." Estimates exclude foreign currency translation gains or losses and business development and integration expenses.

"Base Business is expected to continue delivering mid-single digit revenue growth in the fourth quarter on continued strong industrial production," commented Feeler. "While we anticipate a solid fourth quarter, our projections are tempered compared to the third quarter as a result of normal seasonality that is more pronounced in the legacy EQ business during winter months. Our pipeline remains strong and we continue to identify new opportunities to leverage our unique set of combined assets."

Dividend

On October 1, 2014, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on October 21, 2014. The $3.9 million dividend was paid on October 28, 2014. As previously announced, we do not expect the acquisition of EQ to affect the Company's dividend policy.

Conference Call

US Ecology, Inc. will hold an investor conference call on Thursday, November 6, 2014 at 9:00 a.m. Eastern Standard Time (7:00 a.m. Mountain Standard Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management's presentation. Interested parties can join the conference call by dialing (866) 825-1709 or (617) 213-8060 and using the passcode 12600771. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through November 12, 2014 by calling (888) 286-8010 or (617) 801-6888 and using the passcode 76389658. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology's focus on safety, environmental compliance, and customer service, enables us to cost effectively meet the needs of our customers and build long-lasting relationships. Headquartered in Boise, Idaho, with operations in the United States, Canada and Mexico, the Company has been protecting the environment since 1952. For more information visit www.usecology.com.

This press release contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Such statements may include, but are not limited to, statements about the Company's ability to effectively integrate its acquisition of EQ -- The Environmental Quality Company (EQ), expected synergies from the transaction, projections of the financial results of the combined company and other statements that are not historical facts. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, changing regulatory requirements, conditions affecting the industries served by US Ecology and the acquired EQ operations, conditions affecting our customers and suppliers, competitor responses to our products and services, the overall market acceptance of such products and services, the integration and performance of acquisitions (including the acquisition of EQ) and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.'s December 31, 2013 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer or contract, compliance with and changes to applicable laws, rules, or regulations, access to cost effective transportation services, access to insurance, surety bonds and other financial assurances, loss of key personnel, lawsuits, labor disputes, adverse economic conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, implementation of new technologies, market conditions, average selling prices for recycled materials, our ability to replace business from recently completed large projects, our ability to perform under required contracts, our ability to permit and contract for timely construction of new or expanded disposal cells, our willingness or ability to pay dividends and our ability to effectively close, integrate and realize anticipated synergies from future acquisitions, which can be impacted by the failure of the acquired company to achieve anticipated revenues, earnings or cash flows, assumption of liabilities that exceed our estimates, potential compliance issues, diversion of management's attention or other resources from our existing business, risks associated with entering product / service areas in which we have limited experience, increases in working capital investment, unexpected capital expenditures, potential losses of key employees and customers of the acquired company and future write-offs of intangible and other assets, including goodwill, if the acquired operations fail to generate sufficient cash flows.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of US Ecology, Inc.

                              US ECOLOGY, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
                   (in thousands, except per share data)
                                (unaudited)

                                     Three Months Ended   Nine Months Ended
                                        September 30,       September 30,
                                     ------------------  ------------------
                                       2014      2013      2014      2013
                                     --------  --------  --------  --------

Revenue                              $170,894  $ 53,090  $290,272  $141,766
Direct operating costs                 91,939    20,902   145,938    61,745
Transportation costs                   26,292    10,568    44,282    24,091
                                     --------  --------  --------  --------

Gross profit                           52,663    21,620   100,052    55,930

Selling, general and administrative
 expenses                              25,829     6,108    46,713    18,353
                                     --------  --------  --------  --------
Operating income                       26,834    15,512    53,339    37,577

Other income (expense):
  Interest income                          11         4        94        11
  Interest expense                     (4,544)     (208)   (5,488)     (651)
  Foreign currency gain (loss)           (830)      683    (1,027)   (1,448)
  Other                                   268        77       520       268
                                     --------  --------  --------  --------
    Total other expense                (5,095)      556    (5,901)   (1,820)

Income before income taxes             21,739    16,068    47,438    35,757
Income tax expense                      8,406     5,740    17,880    12,813
                                     --------  --------  --------  --------
Net income                           $ 13,333  $ 10,328  $ 29,558  $ 22,944
                                     ========  ========  ========  ========

Earnings per share:
    Basic                            $   0.62  $   0.56  $   1.37  $   1.25
    Diluted                          $   0.61  $   0.56  $   1.37  $   1.24

Shares used in earnings per share
 calculation:
    Basic                              21,570    18,459    21,526    18,395
    Diluted                            21,680    18,533    21,649    18,475

Dividends paid per share (1)         $   0.18  $   0.18  $   0.54  $   0.36
                                     ========  ========  ========  ========

(1) First quarter 2013 dividend was accelerated and paid in December 2012

                              US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                (unaudited)

                                     September 30, 2014   December 31, 2013
                                     ------------------  ------------------
Assets

Current Assets:
  Cash and cash equivalents          $           10,921  $           73,940
  Receivables, net                              152,212              43,636
  Prepaid expenses and other current
   assets                                        14,734               3,612
  Income tax receivable                           3,784                   -
  Deferred income taxes                           3,386               1,340
                                     ------------------  ------------------
    Total current assets                        185,037             122,528

Property and equipment, net                     220,318             114,859
Restricted cash and investments                   5,724               4,097
Intangible assets, net                          280,858              36,832
Goodwill                                        213,359              21,693
Other assets                                     11,853                 547
                                     ------------------  ------------------
Total assets                         $          917,149  $          300,556
                                     ==================  ==================

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                   $           26,026  $            7,277
  Deferred revenue                               11,968               8,870
  Accrued liabilities                            35,331               8,691
  Accrued salaries and benefits                  10,911               6,957
  Income tax payable                              2,153               4,428
  Current portion of closure and
   post-closure obligations                       5,424                 949
  Current portion of long-term debt               4,002                   -
                                     ------------------  ------------------
    Total current liabilities                    95,815              37,172

Long-term closure and post-closure
 obligations                                     53,524              16,519
Long-term debt                                  408,960                   -
Other long-term liabilities                       1,246                  69
Unrecognized tax benefits                            57                 480
Deferred income taxes                           107,651              14,778
                                     ------------------  ------------------
  Total liabilities                             667,253              69,018

Contingencies and commitments

Stockholders' Equity
  Common stock                                      216                 215
  Additional paid-in capital                    165,027             162,830
  Retained earnings                              88,516              70,597
  Treasury stock                                      -                (319)
  Accumulated other comprehensive
   loss                                          (3,863)             (1,785)
                                     ------------------  ------------------
    Total stockholders' equity                  249,896             231,538
                                     ------------------  ------------------
Total liabilities and stockholders'
 equity                              $          917,149  $          300,556
                                     ==================  ==================

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)
                                (unaudited)

                                                         Nine Months Ended
                                                           September 30,
                                                       --------------------
                                                          2014       2013
                                                       ---------  ---------
Cash Flows From Operating Activities:
  Net income                                           $  29,558  $  22,944
  Adjustments to reconcile net income to net cash
   provided by operating activities:
      Depreciation and amortization of property and
       equipment                                          16,773     10,792
      Amortization of intangible assets                    5,233      1,092
      Accretion of closure and post-closure
       obligations                                         1,675        927
      Unrealized foreign currency loss                     1,453      1,706
      Deferred income taxes                                2,407     (1,646)
      Share-based compensation expense                       869        601
      Unrecognized tax benefits                             (424)        10
      Net loss on sale of property and equipment              43         12
      Amortization of debt discount                           37          -
      Changes in assets and liabilities:
        Receivables                                      (20,938)    (7,218)
        Income tax receivable                                (17)         -
        Other assets                                      (3,219)      (833)
        Accounts payable and accrued liabilities           2,449      1,004
        Deferred revenue                                     391      2,564
        Accrued salaries and benefits                     (1,949)    (1,541)
        Income tax payable                                (2,281)     2,752
        Closure and post-closure obligations                (879)      (989)
                                                       ---------  ---------
          Net cash provided by operating activities       31,181     32,177

Cash Flows From Investing Activities:
    Business acquisition, net of cash acquired          (465,895)         -
    Purchases of property and equipment                  (17,910)   (15,590)
    Proceeds from sale of short term investments             654          -
    Proceeds from sale of property and equipment             120         64
    Proceeds from sale of restricted cash and
     investments                                               8          -
    Purchases of restricted cash and investments             (40)         -
                                                       ---------  ---------
          Net cash used in investing activities         (483,063)   (15,526)

Cash Flows From Financing Activities:
    Proceeds from term loan                              413,962          -
    Deferred financing costs paid                        (14,001)      (185)
    Dividends paid                                       (11,640)    (6,645)
    Payments on term loan                                 (1,038)         -
    Proceeds from stock option exercises                   1,445      2,192
    Payments on reducing revolving line of credit              -    (19,000)
    Proceeds from reducing revolving line of credit            -      9,500
    Other                                                    204        (58)
                                                       ---------  ---------
          Net cash provided by (used in) financing
           activities                                    388,932    (14,196)

Effect of foreign exchange rate changes on cash              (69)      (197)

Increase (decrease) in cash and cash equivalents         (63,019)     2,258

Cash and cash equivalents at beginning of period          73,940      2,120
                                                       ---------  ---------

Cash and cash equivalents at end of period             $  10,921  $   4,378
                                                       =========  =========

EXHIBIT A

Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, stockholders, and other users information to better understand the Company's operating performance. Because adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and
  although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation, amortization, stock based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss and other income/expense, which are not considered part of usual business operations. The following reconciliation itemizes the differences between reported net income and adjusted EBITDA for the three and nine months ended September 30, 2014 and 2013:

                                     Three Months Ended   Nine Months Ended
(in thousands)                          September 30,       September 30,
                                     ------------------  ------------------
                                       2014      2013      2014      2013
                                     --------  --------  --------  --------

Net Income                           $ 13,333  $ 10,328  $ 29,558  $ 22,944
  Income tax expense                    8,406     5,740    17,880    12,813
  Interest expense                      4,544       208     5,488       651
  Interest income                         (11)       (4)      (94)      (11)
  Foreign currency (gain)/loss            830      (683)    1,027     1,448
  Other income                           (268)      (77)     (520)     (268)
  Depreciation and amortization of
   plant and equipment                  8,356     3,721    16,773    10,792
  Amortization of intangible assets     4,018       362     5,233     1,092
  Stock-based compensation                343       238       869       601
  Accretion and non-cash adjustments
   of closure & post-closure
   obligations                            959       314     1,675       927
                                     --------  --------  --------  --------
Adjusted EBITDA                      $ 40,510  $ 20,147  $ 77,889  $ 50,989
                                     ========  ========  ========  ========

EXHIBIT A

Non-GAAP Results and Reconciliation, continued

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income plus the after tax impact of non-cash, non-operational foreign currency gains or losses ("Foreign Currency Gain/Loss") plus the after tax impact of business development costs divided by the number of diluted shares used in the earnings per share calculation. The Foreign Currency Gain/Loss excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiary and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars ("CAD") requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period. We believe excluding the currency movements for these intercompany financial instruments provides meaningful information to investors regarding the operational and financial performance of the Company.

Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses. We believe excluding these business development costs provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three and nine months ended September 30, 2014 and 2013:

(in thousands,
 except per          Three Months Ended               Nine Months Ended
 share data)            September 30,                   September 30,
               ------------------------------  -----------------------------
                    2014            2013            2014           2013
               -------------- ---------------  -------------- --------------

                         per             per             per            per
                        share           share           share          share
Net income /
 earnings per
 diluted share $13,333 $ 0.61 $10,328  $ 0.56  $29,558 $ 1.37 $22,944 $ 1.24

Business
 development
 costs, net of
 tax               211   0.01      26       -    4,337   0.20      26      -
Non-cash
 foreign
 currency
 (gain)/loss,
 net of tax        679   0.03    (535)  (0.03)     622   0.03     912   0.05
               ------- ------ -------  ------  ------- ------ ------- ------

Adjusted net
 income /
 adjusted
 earnings per
 diluted share $14,223 $ 0.65 $ 9,819  $ 0.53  $34,517 $ 1.60 $23,882 $ 1.29
               ======= ====== =======  ======  ======= ====== ======= ======

Shares used in
 earnings per
 diluted share
 calculation    21,680         18,533           21,649         18,475
               =======        =======          =======        =======

Contact:
Alison Ziegler
Cameron Associates
(212) 554-5469
alison@cameronassoc.com
www.usecology.com